CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Equity Trust

We consent to the use of our reports, dated February 26, 2008, for the Evergreen Envision Growth Fund, Evergreen Envision Growth and Income Fund and Evergreen Envision Income Fund, each a series of the Evergreen Equity Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 25, 2008